Exhibit 1

Denison Mines Corp.
Atrium on Bay, 595 Bay Street, Suite 402
Toronto, ON M5G 2C2
Ph. 416-979-1991 • Fx. 416-979-5893 • www.denisonmines.com
PRESS RELEASE
DENISON ANNOUNCES THE COMMENCEMENT OF A 7,500 METRE
DRILLING PROGRAM ON THE WHEELER RIVER URANIUM PROPERTY
Toronto, ON — September 29, 2009... Denison Mines Corp. (DML:TSX) (NYSE AMEX:DNN) (“Denison” or the “Company”) announces a 7,500 metre drill program on the Wheeler River Property in the Athabasca Basin of northern Saskatchewan to further define the high-grade Phoenix discovery made in 2009. The Wheeler River project is a joint venture among Denison, who is the operator and holds a 60% interest, Cameco Corp. (30% interest) and JCU (Canada) Exploration Company, Limited (10% interest).
New Drill Program
The Phoenix uranium discovery has the potential to develop into a deposit of major importance in Saskatchewan. In order to accelerate the evaluation of this discovery, a 7,500 metre, 15 hole drill program has been initiated. This drill program will include eight drill holes around hole WR-273, which intersected 62.6% U3O8 over 6.0 metres. Four drill holes are also planned to further evaluate the area around WR-258 and WR-259, which intersected 11.8% U3O8 over 5.5 metres and 17.8% U3O8 over 4.5 metres, respectively. The balance of the program will test other priority targets along the one kilometre strike length of the Phoenix discovery. The budget for this drill program is $1.5 million and the results will be released following completion of the work.
Summer Drill Program
Assay results have been received for all the holes drilled this summer on the Wheeler River Property. A total of 11 holes (WR-270-280 inclusive) were completed during the summer program. Table 1 lists the drill hole assays with significant uranium intersections. Assay results for drill holes WR-270, 272, 273, 274, and 276 of the summer program have not only confirmed, but have substantially increased the high-grade down-hole probe results previously reported. Hole WR-275 was lost in altered sandstone just above the unconformity while five of the remaining six drill holes did not intersect significant mineralization, but did intersect intense alteration typically associated with uranium mineralization. The Phoenix zone has now been tested over a strike length of one kilometre, and remains open along strike.
Drill hole WR-279, intersected 0.26% U3O8 over 0.5 metres from a depth of 520.5 metres, in the basement, 117.0 metres below the unconformity, as well as graphite, which is considered important in the formation of Athabasca Basin deposits. This intersection may be indicative of the potential for basement-hosted mineralization up or down-dip from this drill hole. Strong alteration and structure encountered in hole WR-280 may be indicative of nearby mineralization. Further drilling will be carried out in these areas.
All drill holes reported to date were drilled at -80 degrees, and while the exact attitude of the mineralization remains uncertain, it is believed, at this time, that the mineralized intervals represent near true widths. All results are now reported at a 0.05% U3O8 cut-off.
The Wheeler River Property, which hosts the Phoenix discovery, is located in the Athabasca Basin between the McArthur River and Key Lake operations. This discovery has many geological similarities to the McArthur River deposit but is at a shallower depth.

Table 1. Summer Drill Program Results (see Map)

	From	To	Interval	Assay Grade
Hole #	(m)	(m)	(m)	(%U3O8)
WR-270	376.0	377.0	1.0	0.96

WR-272	411.0	415.5	4.5	4.13
And	416.0	416.5	0.5	0.15

WR-273	405.0	411.0	6.0	62.60

WR-274	409.7	418.0	8.3	4.83
And	423.5	424.0	0.5	0.11
And	425.0	426.5	1.5	0.47
And	429.0	430.5	1.5	2.84

WR-276	411.0	412.0	1.0	0.32
And	412.0	415.0	3.0	1.29
And	418.5	420.5	2.0	0.36
And	422.0	424.0	2.0	1.57

WR-279	494.0	495.0	1.0	0.07
And	497.5	498.0	0.5	0.11
And	520.5	521.0	0.5	0.26
And	540.0	541.0	1.0	0.06
The technical information contained in this press release related to the above described exploration activities is reported and verified by William C. Kerr, Denison’s Vice President, Exploration, who is a qualified person as defined by NI 43-101. For a description of the quality assurance program and quality control measures applied by Denison, please see Denison’s Annual Information Form dated March 26, 2009 filed under the Company’s profile on the SEDAR website.
About Denison
Denison Mines Corp. is an intermediate uranium producer in North America, with mining assets in the Athabasca Basin region of Saskatchewan, Canada and the southwest United States including Colorado, Utah, and Arizona. Further, the Company has ownership interests in two of the four conventional uranium mills operating in North America today. Denison also has a strong exploration and development portfolio with large land positions in the United States, Canada, Mongolia and Zambia.
For more information, please contact

Ron Hochstein	(416) 979-1991 Extension 232
President and Chief Executive Officer

James R. Anderson	(416) 979-1991 Extension 372
Executive Vice President and Chief Financial Officer

James W. Gill	(416) 979-1991 Extension 231
Chairman
Cautionary Statements
Certain information contained in this press release constitutes “forward-looking information”, within the meaning of the United States Private Securities Litigation Reform Act of 1995 and similar Canadian legislation concerning the business, operations and financial performance and condition of Denison.

Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, “potential” or “will be taken”, “occur” or “be achieved”.
Forward looking statements are based on the opinions and estimates of management as of the date such statements are made, and they are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Denison to be materially different from those expressed or implied by such forward-looking statements. Denison believes that the expectations reflected in this forward-looking information is reasonable but no assurance can be given that these expectations will prove to be correct and such forward-looking information included in this press release should not be unduly relied upon. This information speaks only as of the date of this press release. In particular, this press release may contain forward-looking information pertaining to the following: the estimates of Denison’s mineral reserves and mineral resources; uranium and vanadium production levels; capital expenditure programs, estimated production costs, exploration expenditures and reclamation costs; expectations of market prices and costs; supply and demand for uranium and vanadium; possible impacts of litigation on Denison; exploration, development and expansion plans and objectives; Denison’s expectations regarding raising capital and adding to its mineral reserves through acquisitions and development; and receipt of regulatory approvals and permits and treatment under governmental regulatory regimes.
There can be no assurance that such statements will prove to be accurate, as Denison’s actual results and future events could differ materially from those anticipated in this forward-looking information as a result of those factors discussed in or referred to under the heading “Risk Factors” in Denison’s Annual Information Form dated March 26, 2009, the Short Form Prospectus dated June 15, 2009, available at http://www.sedar.com and its Form 40-F available at http://www.sec.gov, as well as the following: volatility in market prices for uranium and vanadium; changes in foreign currency exchange rates and interest rates; liabilities inherent in mining operations; uncertainties associated with estimating mineral reserves and resources; failure to obtain industry partner and other third party consents and approvals, when required; delays in obtaining permits and licenses for development properties; competition for, among other things, capital, acquisitions of mineral reserves, undeveloped lands and skilled personnel; incorrect assessments of the value of acquisitions; and geological, technical and processing problems.
Accordingly, readers should not place undue reliance on forward-looking statements. These factors are not, and should not be construed as being, exhaustive. Statements relating to “mineral reserves” or “mineral resources” are deemed to be forward-looking information, as they involve the implied assessment, based on certain estimates and assumptions that the mineral reserves and mineral resources described can be profitably produced in the future. The forward-looking information contained in this press release is expressly qualified by this cautionary statement. Denison does not undertake any obligation to publicly update or revise any forward-looking information after the date of this press release to conform such information to actual results or to changes in Denison’s expectations except as otherwise required by applicable legislation.

DENISON MINES CORP.
WHEELER RIVER PROPERTY
PHOENIX URANIUM DISCOVERY
Denison 60% Cameco 30% JCU 10%
Athabasca Basin
McClean Mill/Mines
Midwest A
Cigar Lake
McArthur River (P2N)
Key Lake Mine/Mill
Wheeler River Property
Denison-Areva-OURD
100% Denison
Denison-JNR
Denison-Freport-McMoRan option
Denison-Areva-JCU
Denison-Cameco-JCU
50% Denison-50% Virginia Energy
Denison-Con. Abaddon
Denison-Cameco option
Denison-United Uranium option
Pitchstone-Denison option
Uranium mines, depleted mines and deposits
pelite
graphitic pelite
graphitic garnetiferous pelite
garnetiferous pelite
pelitic quartzite
quartzite
thrust fault
WR-261
1.79%U_3O_8/7.5m
WR-258
11.82%U_3O_8/5.5m
WR-259
17.76%U_3O_8/4.5m
WR-270
0.96%U_3O_8/1.0m
WR-266
3.78%U_3O_8/1.0m
WR-253
1.40%U_3O_8/4.0m
WR-251
0.78%U_3O_8/2.3m
WR-260
0.25%U_3O_8/1.5m
WR-279
0.26%U_3O_8/0.5m
WR-276
1.29%U_3O_8/3.0m
WR-274
4.83%U_3O_8/8.3m
WR-273
62.6%U_3O_8/6.0m
WR-269
9.8%eU_3O_8/1.5m
WR-267
19.98%U_3O_8/3.5m
WR-268
9.26%U_3O_8/4.5m
WR-272
4.13%U_3O_8/4.5m
WR-249
1.06%U_3O_8/2.4m
• Only the highest grade intersections are shown where drill holes have more than one mineralized interval.
• WR-269 is reported using downhole probe equivalent grade due to substantial core loss.
Uranium Intersection
Planned Holes (Fall 2009)
100m